SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.      )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))

                               HEICO CORPORATION
               (Name of Registrant as Specified in Its Charter)

                               HEICO CORPORATION
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                HEICO CORPORATION

                                ----------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 16, 1999
                                ----------------

     The Annual Meeting of Shareholders of HEICO Corporation, a Florida corporation ("HEICO" or the "Company"), will be held on March 16, 1999, at 10:00 A.M. local time, at The Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida, for the following purposes:

     1. To elect a Board of Directors for the ensuing year;

     2. To consider and act upon a proposal to approve an amendment to the 1993 Stock Option Plan (the "1993 Stock Option Plan") to increase the number of shares issuable pursuant to the 1993 Stock Option Plan; and

     3. Transacting such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of HEICO Common Stock and Class A Common Stock at the close of business on January 18, 1999 will be entitled to vote at the Meeting.


     YOU ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO SIGN AND DATE THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY. YOU MAY REVOKE YOUR PROXY EITHER BY WRITTEN NOTICE TO HEICO OR IN PERSON AT THE MEETING (WITHOUT AFFECTING ANY VOTE PREVIOUSLY TAKEN).




                                              BY ORDER OF THE BOARD OF DIRECTORS
3000 Taft Street                                           LAURANS A. MENDELSON,
Hollywood, Florida                                        CHAIRMAN OF THE BOARD,
February 17, 1999                                                  PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

                               HEICO CORPORATION
                   3000 TAFT STREET, HOLLYWOOD, FLORIDA 33021

                               ----------------
                                PROXY STATEMENT
                               ----------------

     This Proxy Statement is furnished to the shareholders of HEICO Corporation ("HEICO" or the "Company") in connection with the solicitation of proxies by HEICO's Board of Directors (the "Board") for use at the annual meeting of shareholders of HEICO to be held at The Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida 33004 on Tuesday, March 16, 1999 at 10:00 A.M., local time. This Proxy Statement is first being mailed to shareholders on or about February 19, 1999.

     At the annual meeting, the shareholders will be asked to elect a Board, to approve an amendment to the 1993 Stock Option Plan (the "1993 Stock Option Plan") and to vote on any other business which properly comes before the meeting.

     THE BOARD OF DIRECTORS OF HEICO URGES YOU PROMPTLY TO DATE, SIGN AND MAIL YOUR PROXY, IN THE FORM ENCLOSED WITH THIS PROXY STATEMENT, TO MAKE CERTAIN THAT YOUR SHARES ARE VOTED AT THE MEETING. PROXIES IN THE ENCLOSED OR OTHER ACCEPTABLE FORM THAT ARE RECEIVED IN TIME FOR THE MEETING WILL BE VOTED. HOWEVER, YOU MAY REVOKE YOUR PROXY AT ANY TIME BY A REVOCATION IN WRITING OR A LATER DATED PROXY THAT IS RECEIVED BY HEICO, AND IF YOU ATTEND THE MEETING YOU MAY VOTE YOUR SHARES IN PERSON.

     If your proxy is received in time for the meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

     HEICO will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail, and directors, officers and regular employees of HEICO may solicit proxies personally or by telephone, telegram or special letter. HEICO will also employ Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, to assist in soliciting proxies for a fee of $7,500 plus related out-of-pocket expenses.

     Only holders of record of HEICO Common Stock, $0.01 par value per share (the "Common Stock") and Class A Common Stock, $0.01 par value per share (the "Class A Common Stock") at the close of business on January 18, 1999 will be entitled to vote at the meeting. On that date there were 8,464,025 shares of Common Stock, each entitled to one vote and 4,136,572 shares of Class A Common Stock, each entitled to 1/10th vote per share outstanding.

          VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth some information regarding the beneficial ownership of the Common Stock and Class A Common Stock as of January 18, 1999 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock, (ii) the Chief Executive Officer and the other four most highly compensated executive officers, (iii) each of the directors of the Company, and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them.

                                                                               SHARES BENEFICIALLY OWNED(2)
                                                                   -----------------------------------------------------
                                                                                                        CLASS A
                                                                         COMMON STOCK                COMMON STOCK
                                                                   -------------------------   -------------------------
                        NAME AND ADDRESS
                     OF BENEFICIAL OWNER(1)                           NUMBER       PERCENT        NUMBER       PERCENT
                     ----------------------                        -----------   -----------   -----------   -----------
(a) Certain beneficial owners:

Mendelson Reporting Group(3) ...................................    2,109,212        21.66%     1,141,233        23.78%
HEICO Savings and Investment Plan(4) ...........................    1,315,934        15.55        659,614        15.95
Dr. Herbert A. Wertheim(5) .....................................    1,136,176        13.42        568,088        13.73
Dimensional Fund Advisors, Inc.(6) .............................      441,722         5.22        230,710         5.58
Rene Plessner Reporting Group(7) ...............................      448,067         5.29        224,034         5.42

(b) Directors:

Jacob T. Carwile(8) ............................................      135,013         1.57         67,782         1.61
Samuel L. Higginbottom .........................................        3,749            *          2,149            *
Paul F. Manieri(9) .............................................       11,967            *         67,753         1.61
Eric A. Mendelson(10) ..........................................      427,223         4.90        209,210         4.91
Laurans A. Mendelson(11) .......................................    1,574,501        17.06        873,579        19.22
Victor H. Mendelson(12) ........................................      422,052         4.84        206,724         4.85
Albert Morrison, Jr.(13) .......................................       17,073            *          8,811            *
Dr. Alan Schriesheim(14) .......................................      122,994         1.43         61,772         1.47
Guy C. Shafer ..................................................       11,475            *          6,012            *

(c) Executive officers listed in Summary Compensation table who are not directors:

Thomas S. Irwin(15) ............................................      320,705         3.72        160,353         3.80
James L. Reum(16) ..............................................      113,385         1.32         56,694         1.35
All directors and officers as a group (11 persons)(17) .........    2,845,573        27.80      1,572,559        30.74
All directors, officers, the HEICO Savings and
Investment Plan and the Mendelson Reporting Group
as a group .....................................................    4,161,507        40.66      2,232,173        43.63

----------------
  *  Represents ownership of less than 1%.
 (1) Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock owned by them, except to the extent such power may be shared with a spouse.
 (2) The number of shares of Common Stock and Class A Common Stock deemed outstanding includes (i) 8,464,025 shares of Common Stock outstanding as of January 18, 1999, (ii) 4,136,572 shares of Class A Common Stock outstanding as of January 18, 1999, and (iii) shares issued pursuant to options held by the respective person or group which may be exercised within 60 days after January 18, 1999 ("presently exercisable stock options") as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options are deemed to be outstanding and to be beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; Mendelson International Corporation ("MIC"), a corporation whose stock is owned solely by Eric and Victor Mendelson and whose Chairman of the Board is Laurans A. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene Mendelson, the wife of Laurans A. Mendelson, LAM Alpha Partnership, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson, and the Victor H. Mendelson Revocable Investment Trust, whose grantor, trustee and sole presently vested beneficiary is Victor H. Mendelson. Includes 1,274,568 shares of Common Stock and 662,285 shares of Class A Common Stock covered by currently exercisable stock options. Also includes 56,815 shares of Common Stock and 90,384 shares of Class A Common Stock held of record by employees and former shareholders of the Company's Northwings Accessories Corp. subsidiary but subject to a voting proxy held by Laurans A. Mendelson. See Notes (10), (11) and (12) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.
 (4) Reflects 517,564 shares of Common Stock and 260,429 shares of Class A Common Stock allocated to participants' individual accounts and 798,370 unallocated shares of Common Stock and 399,185 unallocated shares of Class A Common Stock as of September 30, 1998. Under the terms of the Plan, all shares allocated to the accounts of participating employees will be voted or not as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted in the same proportion as the shares for which instructions are received. The address of HEICO Savings and Investment Plan is c/o Reliance Trust Company, 3384 Peachtree Road NE, Suite 900, Atlanta, Georgia 30326.
 (5) The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables,
     Florida 33156.
 (6) Based on information in a Schedule 13G filed on February 11, 1999, all of which shares are held in portfolios of advisory clients of Dimensional, DFA Investment Dimensions Group Inc., or DFA Investment Trust Company, registered open-end investment companies. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401.
 (7) Based on information in a Schedule 13D dated January 9, 1997 filed by Mr. Plessner individually and as sole Trustee for the Rene Plessner
     Associates, Inc. Profit Sharing Plan. Reflects 279,979 shares of Common Stock and 139,990 shares of Class A Common Stock held by Mr. Plessner and 168,088 shares of Common Stock and 84,044 shares of Class A Common Stock held by the Rene Plessner Associates, Inc. Profit Sharing Plan, an employee profit sharing plan of Rene Plessner Associates, Inc., an executive search company. The address of Rene Plessner Reporting Group is 375 Park Avenue, New York, NY 10052.
 (8) Reflects 123,538 shares of Common Stock and 61,770 shares of Class A
     Common Stock subject to presently exercisable stock options.
 (9) Reflects 61,770 shares of Class A Common Stock subject to presently exercisable stock options. Mr. Manieri is not standing for reelection.
(10) Reflects 157,282 shares of Common Stock and 74,140 shares of Class A
     Common Stock held by MIC, 254,918 shares of Common Stock and 127,459 shares of Class A Common Stock covered by currently exercisable stock options and 13,181 shares of Common Stock and 6,591 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson's account and 250 shares of Common Stock and 225 shares of Class A Common Stock owned by Eric Mendelson's children. See
     Note (3) above.
(11) Laurans A. Mendelson disclaims beneficial ownership with respect to 157,282 shares of Common Stock and 74,140 shares of Class A Common Stock, respectively, of these shares, which are held in the name of MIC, 16,050 shares of Common Stock and 8,875 shares of Class A Common Stock which were donated to Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President, and 56,815 shares of Common Stock and 90,384 shares of Class A Common Stock held of record by employees and former shareholders of the Company's Northwings subsidiary but subject to a voting proxy held by Mr. Mendelson. Includes 560,419 shares of Common Stock and 283,211 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Limited Partners. Also includes 765,105 shares of Common Stock and 407,554 shares of Class A Common Stock covered by currently exercisable stock options and 18,830 shares of Common Stock and 9,415 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Mr. Mendelson's account. See Notes (3), (10) and
     (12).
(12) Reflects 157,282 shares of Common Stock and 74,140 shares of Class A
     Common Stock held by MIC, 254,545 shares of Common Stock and 127,272 shares of Class A Common Stock covered by currently exercisable stock options, of which 156,485 shares of Common Stock and 78,243 shares of Class A Common Stock are held by the Victor H. Mendelson Revocable Investment Trust, and 9,530 shares of Common Stock and 4,765 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson's account and 200 shares of Class A
     Common Stock owned by Victor Mendelson's children. See Note (3) above.
(13) Albert Morrison Jr.'s voting and dispositive power with respect to 15,481 and 7,740 shares of Common Stock and Class A Common Stock, respectively, of these shares is held indirectly through Sheridan Ventures, Inc., a corporation of which Mr. Morrison is the President, but not a shareholder.
(14) Reflects 111,182 shares of Common Stock and 55,592 shares of Class A
     Common Stock subject to presently exercisable stock options.
(15) Reflects 154,309 shares of Common Stock and 84,516 shares of Class A
     Common Stock covered by currently exercisable stock options and 26,491 shares of Common Stock and 13,245 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Thomas S. Irwin's account.
(16) Reflects 106,577 shares of Common Stock and 53,290 shares of Class A
     Common Stock covered by currently exercisable stock options, and 6,808 shares of Common Stock and 3,404 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to James L. Reum's account.
(17) Reflects 1,770,174 shares of Common Stock and 979,223 shares of Class A Common Stock covered by currently exercisable stock options. The total for all directors and officers as a group (11 persons) also includes 74,840 shares of Common Stock and 37,420 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of officers pursuant to the Plan. See Note (3) above.

                           PROPOSAL TO ELECT DIRECTORS
                               (PROPOSAL NO. 1)

     Each of the eight individuals named in the table below has been nominated by management for election to the Board at the annual meeting to serve until the next annual meeting or until his successor is elected and qualified. All of the nominees are currently serving as directors.

                                                                                             DIRECTOR
NAME                       AGE    CORPORATE OFFICE OR POSITION                                 SINCE
----                       ---    ----------------------------                               --------
Jacob T. Carwile           76      Director(1)(3)                                             1975

Samuel L. Higginbottom     77      Director(1)(2)(5)                                          1989

Eric A. Mendelson          33      Vice President of the Company; President of HEICO          1992
                                   Aerospace Holdings Corp. and Director(6)

Laurans A. Mendelson       60      Chairman of the Board, President and Chief Executive       1989
                                   Officer, Director(2)(6)

Victor H. Mendelson        31      Vice President and General Counsel of the Company;         1996
                                   President of HEICO Aviation Products Corp. and
                                   Director(4)(6)

Albert Morrison, Jr.       62      Director(3)(5)                                             1989

Dr. Alan Schriesheim       68      Director(2)(4)                                             1984

Guy C. Shafer              80      Director(1)(5)                                             1989

----------------
(1) Member of Nominating and Executive Compensation Committee.
(2) Member of Executive Committee.
(3) Member of Finance/Audit Committee.
(4) Member of Environmental, Safety and Health Committee.
(5) Member of Stock Option Plan Committee.
(6) Laurans A. Mendelson is the father of Eric A. Mendelson and Victor H. Mendelson.

                        BUSINESS EXPERIENCE OF NOMINEES

     LAURANS A. MENDELSON has served as Chairman of the Board of the Company since December 1990. Mr. Mendelson has also served as Chief Executive Officer of the Company since February 1990, President of the Company since September 1991 and served as President of MediTek Health Corporation from May 1994 until its sale in July 1996. In 1997, Mr. Mendelson served on the board of governors of the AIA. Mr. Mendelson is a Certified Public Accountant. Mr. Mendelson is a member of the Board of Trustees of Columbia University and the Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida.

     ERIC A. MENDELSON has served as Vice President of the Company since 1992, and has been President of HEICO Aerospace Holdings Corp. ("HEICO Aerospace"), a subsidiary of HEICO, since is formation in 1997 and President of HEICO Aerospace Corporation since 1993. He also served as President of HEICO's Jet Avion Corporation, a wholly owned subsidiary of HEICO Aerospace, from 1993 to 1996 and served as Jet Avion's Executive Vice President and Chief Operating Officer from 1991 to 1993. From 1990 to 1991, Mr. Mendelson was Director of Planning and Operations of the Company. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation ("MIC"), a private investment company which is a shareholder of HEICO. He received his AB degree from Columbia College and his MBA from the Columbia University Graduate School of Business. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson.

     VICTOR H. MENDELSON has served as Vice President of the Company since 1996, as President of HEICO Aviation Products Corp. since September 1996 and as General Counsel of the Company since 1993. He served as Executive Vice President of MediTek Health Corporation from 1994 and its Chief

Operating Officer from 1995 until its sale in July 1996. He was the Company's Associate General Counsel from 1992 until 1993. From 1990 until 1992, he worked on a consulting basis with the Company developing and analyzing various strategic opportunities. Mr. Mendelson is a co-founder and, since 1987, has been President, of MIC (a private investment company which is a shareholder of HEICO). Mr. Mendelson received his AB degree from Columbia College and his JD from The University of Miami School of Law. He is a Trustee of St. Thomas University, Miami, Florida. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson.

     JACOB T. CARWILE retired as a Lt. Col. from the United States Air Force ("USAF"), and presently serves as an aerospace consultant. During Mr. Carwile's USAF career, Mr. Carwile served as a command pilot and procurement officer, working extensively in the development, testing, and production of many aircraft, helicopters, and engines. Mr. Carwile also served in special management positions with numerous overhaul and modification facilities in the United States and Spain. From 1972 to 1987 Mr. Carwile served as president of Decar Associates, which provided aviation material to the U.S. government and the aerospace industry.

     SAMUEL L. HIGGINBOTTOM is a retired executive officer of Rolls Royce, Inc. (an aircraft engine manufacturer), where he served as Chairman, President and Chief Executive Officer from 1974 to 1986. He was the Chairman of the Columbia University Board of Trustees from 1982 until September 1989. He was President, Chief Operating Officer and a director of Eastern Airlines, Inc., from 1970 to 1973 and served in various other executive capacities with that company from 1964 to 1969. Mr. Higginbottom was a director of British Aerospace Holdings, Inc., an aircraft manufacturer, from 1986 to 1999 and was a director of AmeriFirst Bank from 1986 to 1991. He is Vice Chairman of St. Thomas University, Miami, Florida.

     ALBERT MORRISON, JR. has served as President of Morrison, Brown, Argiz & Company, a certified public accounting firm located in Miami, Florida, since 1971. He has served as the Vice Chairman of the Dade County Industrial Development Authority since 1983. Mr. Morrison is the Treasurer of the Florida International University Board of Trustees and has served as a Trustee since 1980. Mr. Morrison also served as a director of Logic Devices, Inc., a computer electronics company and Walnut Financial Services, Inc., a financial services company.

     DR. ALAN SCHRIESHEIM is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon's Corporate Research Laboratories. Dr. Schriesheim is also a director of Rohm and Haas Company, a chemical company, and a member of the Board of the Children's Memorial Hospital of Chicago, Illinois.

     GUY C. SHAFER is retired from Coltec Industries, Inc., formerly Colt Industries, Inc., (a manufacturer of aviation and automotive equipment), where he served as Advisor to the Chief Executive Officer from 1987 to 1988, Executive Vice President from 1985 to 1986 and Group Vice President from 1969 to 1985. Mr. Shafer has been in the aviation and automotive manufacturing industry since 1946.

     Meetings of the Board are held periodically during the year. The Board held nine meetings in fiscal 1998. The Board currently has five standing committees: the Executive Committee; the Nominating and Executive Compensation Committee; the Finance/Audit Committee; the Environmental, Safety and Health Committee and the Stock Option Plan Committee. The Executive Committee has such powers as are delegated by the Board, which may be exercised while the Board is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Nominating and Executive Compensation Committee determines the Company's director and officer requirements and recommends to the full

Board nominees for election. The Nominating and Executive Compensation Committee does not solicit nominations from shareholders. That Committee also reviews and approves compensation of the Company's officers, key employees and directors. The Finance/Audit Committee meets with the Company's Chief Financial Officer and its auditors to review the scope and results of their audits and consults with the auditors with respect to the Company's internal controls. In addition, the Finance/
Audit Committee reviews financial matters which may arise from time to time. The Environmental, Safety and Health Committee meets with the Company's senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Stock Option Plan Committee administers the Company's stock option plans including authority to grant options, determines the persons to whom and the times at which options are granted, and determines the terms and provisions of each grant. During fiscal 1998, no separate meetings of the Executive Committee were held, the Nominating and Executive Compensation Committee met four times, the Finance/Audit Committee met two times, the Stock Option Plan Committee met four times and the Environmental, Safety and Health Committee met four times.

     The persons named in the enclosed proxy card intend to vote such proxy for the election of the listed nominees, or, in the event of death, disqualification, refusal or inability of any nominee to serve, for the election of such other person as management may recommend in the place of such nominee to fill such vacancy. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL OF MANAGEMENT'S NOMINEES.

COMPENSATION OF DIRECTORS

     Directors receive director's fees of $1,000 for each regular Board meeting attended and an annual retainer of $18,000. Directors of the Company are required to purchase shares of HEICO Common Stock equivalent to 1/3 of their annual retainers ($6,000). Members of committees of the Board of the Company are paid a $2,000 annual retainer for each committee served and $500 for attendance at each committee meeting. In addition, committee chairmen are paid an annual retainer of $1,000 for each committee chaired. During fiscal 1998, an aggregate of $149,666 was paid to directors under the compensation arrangements described above (including $24,000 paid to Jacob Carwile, $25,500 paid to Samuel Higginbottom, $28,000 paid to Paul Manieri, $25,000 paid to Albert Morrison, Jr., $23,666 paid to Dr. Alan Schriesheim and $23,500 paid to Guy Shafer), excluding amounts paid to Laurans A. Mendelson, Eric A. Mendelson and Victor H. Mendelson, which are reported in the Summary Compensation Table. Per diem fees for other consulting services are paid to individual directors, as assigned by the Chairman of the Board, in the amount of $600 per day. During fiscal 1998, an aggregate of $115,700 was paid to directors for consulting services (including $34,800 paid to Jacob Carwile, $78,000 paid to Samuel Higginbottom, $1,200 paid to Paul Manieri and $1,700 paid to Dr. Alan Schriesheim).

     The Company's Directors' Retirement Plan, adopted in 1991 in order to facilitate Director retirements, covers the then current directors of the Company. Under the Directors' Retirement Plan, participants will, upon retirement from the Board, receive annually the average retainer such director was paid during his service as a member of the Board payable in quarterly installments. Such quarterly payments are not to be less than $3,000. Subject to the terms of the Directors' Retirement Plan, these quarterly payments will continue for the same period of time that the participant served on the Board, not to exceed ten years. During fiscal 1998, $80,000 was accrued, while no amounts were paid pursuant to the Directors' Retirement Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (determined as of the end of the last fiscal year) for the fiscal years ended October 31, 1998, 1997 and 1996:

                                                ANNUAL COMPENSATION(1)
                                       --------------------------------------
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)          OTHER($)
---------------------------     ----   ---------   --------          --------
Laurans A. Mendelson            1998     385,000    350,000          33,215(3)
Chairman of the Board,          1997     350,000    200,000         169,642(4)
President and Chief             1996     325,000    200,000         326,967(5)
Executive Officer

Thomas S. Irwin                 1998     180,000    190,000              --
Executive Vice President        1997     165,000     85,000          90,000(6)
and Chief Financial Officer     1996     155,481     85,000         100,000(7)

Eric A. Mendelson               1998     180,000    190,000          29,882(3)
Vice President;                 1997     150,000    190,000          16,642(3)
President of HEICO              1996     139,134    150,000          73,697(8)
Aerospace Holdings Corp.

Victor H. Mendelson             1998     180,000    190,000          33,382(3)
Vice President and General      1997     150,000     80,000         130,339(9)
Counsel; President of HEICO     1996     137,404     50,000         157,500(10)
Aviation Products Corp.

James L. Reum                   1998     180,000    150,000               0
Executive Vice President and    1997     150,000    150,000               0
Chief Operating Officer of      1996     130,481    100,000               0
HEICO Aerospace Holdings Corp.

                                         LONG-TERM COMPENSATION
                                 ---------------------------------------
                                            AWARDS               PAYOUTS
                                 ------------------------------ --------
                                  RESTRICTED
                                    STOCK          OPTIONS/       LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION      AWARD(S)($)      SARS(#)(2)     PAYOUTS  COMPENSATION($)
---------------------------      -----------      ----------     -------  ---------------
Laurans A. Mendelson                 0              25,000(11)      0         25,330(12)
Chairman of the Board,               0              45,000          0         28,299(12)
President and Chief                  0              61,257          0         29,500(12)
Executive Officer

Thomas S. Irwin                      0              50,000(11)      0          7,159(13)
Executive Vice President             0              47,250          0          9,759(13)
and Chief Financial Officer          0              13,613          0         10,630(13)

Eric A. Mendelson                    0             100,000          0          7,454(13)
Vice President;                      0              79,500          0          9,000(13)
President of HEICO                   0              31,310          0          9,681(13)
Aerospace Holdings Corp.

Victor H. Mendelson                  0             100,000          0          7,238(13)
Vice President and General           0              79,500          0          9,000(13)
Counsel; President of HEICO          0              64,255          0          9,549(13)
Aviation Products Corp.

James L. Reum                        0              25,000(11)      0          5,801(13)
Executive Vice President and         0              39,750          0          7,326(13)
Chief Operating Officer of           0              19,058          0          8,303(13)
HEICO Aerospace Holdings Corp.

----------------
 (1) Salary and bonus amounts include amounts deferred by executive officers pursuant to a non-qualified deferred compensation plan available to selected executive officers. Under such deferred compensation plan, selected employees may elect to defer a portion of their compensation. Amounts deferred are immediately vested and invested in individually directed investment accounts. Earnings on such investment accounts, which are maintained by a Trustee, accrue to the benefit of the individual.
 (2) The Company has not granted and does not currently grant Stock Appreciation Rights ("SARs"). The option share amounts presented have been adjusted for stock splits and dividends, as applicable.
 (3) Represents payments of directors' fees.
 (4) Represents a special $150,000 cash incentive payment awarded from the proceeds of the sale of a minority interest in HEICO Aerospace Holdings Corp., a subsidiary of the Company, and the payment of directors' fees totaling $19,642.
 (5) Represents a special $300,000 cash incentive payment awarded from the proceeds of the sale of MediTek Health Corporation and the payment of directors' fees totaling $26,697.
 (6) Represents a special $90,000 cash incentive payment awarded from the proceeds of the sale of a minority interest in HEICO Aerospace Holdings Corp., a subsidiary of the Company.
 (7) Represents a special cash incentive payment awarded from the proceeds of the sale of MediTek Health Corporation.
 (8) Represents a special $50,000 cash incentive payment awarded from the proceeds of sale of MediTek Health Corporation and the payment of directors' fees totaling $23,697.
 (9) Represents a special $110,000 cash incentive payment awarded from the proceeds of the sale of a minority interest in HEICO Aerospace Holdings Corp., a subsidiary of the Company, and the payment of directors' fees totaling $20,339.
(10) Represents a special $150,000 cash incentive payment awarded from the proceeds of the sale of MediTek Health Corporation and the payment of directors' fees totaling $7,500.
(11) Represents options granted for Class A Common Stock.

(12) Includes annual life insurance premiums paid by the Company of $18,250 in fiscal years 1998, 1997 and 1996. Amount also includes Company contributions to his HEICO Savings and Investment Plan account of $7,080 in fiscal 1998, $9,549 in fiscal 1997 and $10,750 in fiscal year 1996. Prior to receiving a portion of the Company contributions under such plan, Mr. Mendelson contributed, in cash, twice the amount that he received in stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.
(13) Represents Company contributions to the HEICO Savings and Investment Plan account of the named executive. Prior to receiving a portion of the Company contributions under such plan, each named executive contributed, in cash, twice the amount that he received in HEICO stock. Participation in the HEICO Savings and Investment Plan is available to nearly all employees of the Company.

OPTIONS/SAR GRANTS TABLE

     The following table sets forth information concerning individual grants of stock options pursuant to the Company's Non-Qualified Stock Option Plan (the "NQSO Plan") and 1993 Stock Option Plan during the fiscal year ended October 31, 1998 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. The Company has not granted and does not currently grant stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         % OF TOTAL
                                                        OPTIONS/SARS
                                       OPTIONS/          GRANTED TO      EXERCISE
                                         SARS           EMPLOYEES IN     OR BASE
NAME AND PRINCIPAL POSITION          GRANTED(#)(1)       FISCAL YEAR   PRICE($/SH)
---------------------------          -------------      ------------   -----------
Laurans A. Mendelson                25,000(3)(6)              6%         $ 27.50
Chairman of the Board,
President and Chief
Executive Officer

Thomas S. Irwin                     50,000(4)(6)             12%         $ 27.50
Executive Vice President
and Chief Financial Officer

Eric A. Mendelson                  100,000(4)(5)             24%         $ 30.63
Vice President;
President of HEICO
Aerospace Holdings Corp.

Victor H. Mendelson                100,000(4)(5)             24%         $ 30.63
Vice President and General
Counsel; President of HEICO
Aviation Products Corp.

James L. Reum                       25,000(4)(6)              6%         $ 27.50
Executive Vice President and
Chief Operating Officer of
HEICO Aerospace Holdings Corp.

                                                               POTENTIAL REALIZABLE
                                                                  VALUE ASSUMING
                                                               ANNUAL RATES OF STOCK
                                   MARKET                        APPRECIATION FOR
                                  PRICE ON                        OPTION TERM(2)
                                  DATE OF    EXPIRATION ---------------------------------
NAME AND PRINCIPAL POSITION        GRANT        DATE     0%($)      5%($)         10%($)
---------------------------       --------   ---------- ------   ----------    ----------
Laurans A. Mendelson              $ 27.50     06/12/08      0    $  432,365    $1,095,698
Chairman of the Board,
President and Chief
Executive Officer

Thomas S. Irwin                   $ 27.50     06/12/08      0    $  864,730    $2,191,396
Executive Vice President
and Chief Financial Officer

Eric A. Mendelson                 $ 30.63     06/12/08      0    $1,925,990    $4,880,836
Vice President;
President of HEICO
Aerospace Holdings Corp.

Victor H. Mendelson               $ 30.63     06/12/08      0    $1,925,990    $4,880,836
Vice President and General
Counsel; President of HEICO
Aviation Products Corp.

James L. Reum                     $ 27.50     06/12/08      0    $  432,365    $1,095,698
Executive Vice President and
Chief Operating Officer of
HEICO Aerospace Holdings Corp.

----------------
(1) No stock appreciation rights have been granted.
(2) Based upon arbitrary assumptions of 0%, 5%, and 10% annual appreciation of the Company's Common Stock through the expiration date of the executive's options granted during the last fiscal year.
(3) Options were 100% vested at grant.
(4) Options vest 20% per annum.
(5) Represents options to purchase Common Stock.
(6) Represents options to purchase Class A Common Stock.

AGGREGATED OPTION/SAR EXERCISES AND
FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth information concerning options exercised during fiscal 1998 and unexercised options to purchase the Company's Common Stock and Class A Common Stock as of October 31, 1998 under the Company's Combined Stock Option Plan, NQSO Plan and 1993 Stock Option Plan held by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing prices of HEICO's Common Stock and Class A Common Stock on the composite tape of the American Stock Exchange ("AMEX") on October 31, 1998:

                       AGGREGATE OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES



                                                                                NUMBER OF          VALUE OF
                                                                               UNEXERCISED        UNEXERCISED
                                                                              OPTIONS/SARS       IN-THE-MONEY
                                             SHARES                           AT FY-END(#)       AT FY-END($)
                                            ACQUIRED           VALUE          EXERCISABLE/       EXERCISABLE/
NAME AND PRINCIPAL POSITION              ON EXERCISE(#)     REALIZED($)     UNEXERCISABLE(1)     UNEXERCISABLE
---------------------------              --------------     -----------     ----------------     -------------
Laurans A. Mendelson                              0                  0           1,172,659E      $23,098,497E
Chairman of the Board, President and
Chief Executive Officer

Thomas S. Irwin                              37,060(2)      $1,022,671             248,902E        4,768,726E
Executive Vice President and Chief                                                  63,923U          203,673U
Financial Officer

Eric A. Mendelson                                 0                  0             373,095E        6,864,962E
Vice President; President of HEICO                                                 127,845U          407,329U
Aerospace Holdings Corp.

Victor H. Mendelson                               0                  0             371,973E        6,791,099E
Vice President and General Counsel;                                                128,970U          428,735U
President of HEICO Aviation
Products Corp.

James L. Reum                                     0                  0             157,396E        2,720,318E
Executive Vice President and Chief                                                  29,943U          104,372U
Operating Officer of HEICO Aerospace
Holdings Corp.

----------------
E -- Denotes exercisable options.
U -- Denotes unexercisable options.
(1) Option share amounts have been adjusted for stock dividends and stock splits.
(2) Represents 24,707 shares of Common Stock and 12,353 shares of Class A Common Stock.

            NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

THE COMMITTEE

     The Nominating and Executive Compensation Committee (the "Committee") of the Board is composed entirely of members of the Board who were not, during the three year term prior to service on the Committee or during the period of service on the Committee, granted options under any Company stock option plan. No member of the Committee is a current or former employee or officer of the Company or any of its' affiliates. Decisions concerning compensation of the Company's executive officers generally are made by the Committee and all decisions by the Committee relating to compensation of the Company's executive officers are reviewed by the full Board, except that decisions relating to awards under the Company's 1993 Stock Option Plan are made by the Stock Option Plan Committee (the "SOC") and are further ratified by the Board.

COMPENSATION PHILOSOPHY

     In general, the Company's primary objectives in establishing executive compensation are: (i) incentivizing management to increase income and enhance shareholder value; (ii) aligning stockholder and management interests; (iii) long-term growth pursuit by management; (iv) recruitment of the highest quality management team; (v) stimulation of both entrepreneurial and team objectives by management; and (vi) obtaining and retaining top managers in a very competitive compensation market. The Committee believes that stock-based compensation stimulates managers to maximize the Company's stock price by increasing earnings because the Committee believes that a Company's stock price is ultimately driven by earnings. THE COMMITTEE BELIEVES THAT THIS PHILOSOPHY LED TO THE COMPANY'S 54% COMMON STOCK SHARE PRICE INCREASE IN 1998, 134% SHARE PRICE INCREASE IN FISCAL 1997, 62% SHARE PRICE INCREASE IN FISCAL 1996, ITS 112% SHARE PRICE INCREASE IN FISCAL 1995 AND THE 50%, 92%, 267%, 46% AND 88% EARNINGS INCREASES IN FISCAL 1998, 1997, 1996, 1995 AND 1994, RESPECTIVELY.

     Historically, the Company has refrained from paying large base cash compensation and has paid cash bonuses only upon quantitative earnings improvements. Stock options have allowed the Company to limit its cash compensation risk by granting such options which are not directly charged to the Company's reported income and which yield gains for officers only upon the Company's success. Further, numerous publicly-held corporations issue stock options to their employees and the Committee believes that the Company must do so in order to remain competitive in the employment markets.

     Stock option holders do not receive any income or other benefit from their stock options unless all of the Company's shareholders gain from an increase in the Company's stock price. If management's efforts do not result in a share price increase, management will forego potentially sizeable financial gains, which gains often represent a substantial income expectation for certain officers. The Committee believes that HEICO's management has worked diligently to improve the Company's performance, which has provided management with gains on their stock options.

RELATIONSHIP TO PERFORMANCE UNDER COMPENSATION PLANS

     Compensation paid to the Company's executive officers in 1998, as reflected in the foregoing tables, consisted essentially of base salary, cash bonuses, stock options, and Company contributions to the HEICO Savings and Investment Plan (the "Savings and Investment Plan"). All employees of the Company and certain subsidiaries are eligible to participate in the Savings and Investment Plan, but, under Federal regulations, certain employees of the Company (including Laurans A. Mendelson, Thomas S. Irwin, Eric A. Mendelson, Victor H. Mendelson and James L. Reum) are limited in their participation. Further, all officers listed herein who are eligible to participate in the Savings and Investment Plan contributed a portion of their compensation to the Savings and Investment Plan in order to receive the maximum of the Company's contribution.

     The Committee determines executive officers' base salaries by use of comparative industry data and numerous other considerations of individual performance and corporate goals. The following items are among the principal factors which the Committee considered in establishing base salaries for the Company's executive officers in 1998: prevailing executive compensation trends; compensation analysis reports from an independent consulting firm; consultation with executives; known industry standards; local and geographic standards; private negotiation with key executives; alternative employment opportunities available to executives; industry knowledge and experience; complexity and difficulty of responsibilities; and past and expected future contributions to the Company's development.

     The Committee believes it is crucial to reward management's success in meeting the Company's goals. Specifically, management has repeatedly met or exceeded its new product sales goals during each of the past four years and is currently expected to meet or exceed those goals in 1999. The Flight Support Group's new product development program is critical to the Company's earnings growth. Because, due in large measure to management's efforts, the Flight Support Group's income from operations increased significantly in 1998 following substantial increases in 1997, 1996 and 1995, the Committee feels it is appropriate to reward certain executive officers for this success. Much of the Company's earnings growth resulted from the Flight Support Group's income gains.

     The Committee has observed the current management team for numerous years and has concluded that the Committee's bonus policy has appropriately rewarded and incentivized management for its successes and efforts. During the most recent year, management successfully completed three significant acquisitions and successfully implemented a restructuring and product development campaign at the Company's Ground Support Group. The Ground Support Group's revenue and income grew substantially in fiscal 1998. The Company's continuing operations witnessed strong growth, as did the Company's share price. Accordingly, the Committee again rewarded management with bonuses during 1998.

     Although the Committee believes that its compensation policies stimulate long-term growth and attention to short-term considerations, it will regularly review compensation practices and may, depending upon conditions in its businesses and other factors, alter its policies.

CHIEF EXECUTIVE OFFICER

     The Committee evaluates the Chief Executive Officer's compensation annually. The primary standards which the Committee considers with regard to the Chief Executive Officer's compensation are substantially the same as those described with regard to executive officers in general. Further, the Committee assesses past performance, ability to deliver predicted results and anticipated future contributions to the Company's growth.

     The Committee believes that the Company has prospered under Mr. Mendelson's leadership. Specifically, the Company has expanded its aerospace product line while restructuring its aerospace operations, and successfully entered and sold a new, profitable line of business, which grew substantially since its commencement. Under Mr. Mendelson's tenure, the Company has completed a key strategic alliance with a major airline and five other significant strategic acquisitions and in fiscal 1998, successfully negotiated a $120 million credit facility with a syndicate of banks.

     The Committee believes it is important to continue to induce Mr. Mendelson to devote substantially all of his professional time and effort to the Company and to forego other potentially lucrative business transactions. In doing so, the Committee has considered Mr. Mendelson's other successful business activities unrelated to the Company.

     Further, the Company's commercial bank has required that the Company retain Mr. Mendelson's services in order to obtain and retain its credit facility. The Company's lender has also required that Mr. Mendelson and his family maintain substantially all of their present ownership position in the Company in order to retain the credit facility. These requirements were made at the lender's sole request as part of the Company's loan agreement with the lender. Accordingly, the Board believes that it is essential to ensure Mr. Mendelson's continued management of the Company by providing him with sufficient incentive to remain as the Company's Chief Executive Officer and to induce him to maintain his significant investment in the Company.

     The Committee believes that equity ownership by management is essential. Accordingly, because Mr. Mendelson has made a substantial equity commitment to the Company, the Committee believes it should consider this factor in establishing Mr. Mendelson's compensation level.

1998 STOCK OPTION GRANTS

     As discussed previously in this report, the Committee believes that stock options are a successful method of aligning shareholder and management interests because such options will cause managers to reap economic reward only if other shareholders gain. Further, in order to compete with other, larger corporations for high-quality acquisitions and management talent, the Committee understands that the Company must supply its managers with the opportunity to realize large financial gains upon the successful implementation of their goals and objectives.

     Therefore, the Committee awarded stock options to certain executive officers, as described in the foregoing tables.

     SUBMITTED BY THE NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS: PAUL F. MANIERI, JACOB T. CARWILE, SAMUEL L. HIGGINBOTTOM, AND GUY C. SHAFER.

EMPLOYMENT AGREEMENTS

     Thomas S. Irwin and the Company are parties to a key employee termination agreement which provides a lump sum severance payment equal to two years' compensation if his employment is terminated within three years after a change in control of the Company (as defined in the key employee termination agreement).

PERFORMANCE GRAPH

     The SEC requires that the Company include in this Proxy Statement/Prospectus a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with the American Stock Exchange Total Value Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. For purposes of this performance comparison, the Company has selected the Dow Jones Aerospace & Defense Group Index, which is comprised of companies which make air transportation vehicles, major weapons, defense equipment or defense radar systems.



                           [PERFORMANCE GRAF OMITTED]

                                      1993           1994          1995           1996           1997           1998
                                  ------------   -----------   ------------   ------------   ------------   ------------
HEICO Common Stock* ...........     $ 100.00      $  69.69       $ 150.56       $ 242.66       $ 569.71       $ 818.58
American Stock Exchange Total
  Value Index .................     $ 100.00      $  95.25       $ 108.36       $ 118.13       $ 144.54       $ 139.77
Dow Jones Aerospace and Defense
  Group Index .................     $ 100.00      $ 119.95       $ 182.95       $ 259.93       $ 291.64       $ 278.64

----------------
* The share price used in determining the Company's shareholder returns on its Common Stock has been retroactively adjusted to give effect to the April 1998 dividend of one share of Class A Common Stock for each two outstanding shares of Common Stock.

      PROPOSAL TO APPROVE THE AMENDMENT OF HEICO'S 1993 STOCK OPTION PLAN
                               (PROPOSAL NO. 2)

     The HEICO Corporation 1993 Stock Option Plan was established in 1993, providing the availability of stock options for grant to officers and key personnel of HEICO and its subsidiaries. The principal purpose of the 1993 Stock Option Plan is to continue to attract and retain qualified and competent persons who provide management and other services and upon whose efforts and judgment the success of HEICO and its subsidiaries is largely dependent. Under the 1993 Stock Option Plan, 1,549,500 shares of Common Stock and 938,582 shares of Class A Common Stock, after adjustment for stock dividends and splits as set forth below, were reserved for issuance upon exercise of options under the 1993 Stock Option Plan. As of January 31, 1999, 21,190 shares of Common Stock and 169,205 shares of Class A Common Stock remain available for issuance under the 1993 Stock Option Plan. In addition, 520,561 shares of Common Stock and 322,055 shares of Class A Common Stock, after adjustment for stock dividends and splits, were reserved for issuance upon exercise of options granted under the Company's NQSO Plan. As of January 31, 1999, 28,009 shares of Common Stock and 4,005 shares of Class A Common Stock remain available for issuance under the NQSO Plan.

AMENDMENTS TO THE PLAN

     On December 11, 1998, the Board unanimously approved, subject to the approval of HEICO's shareholders, an amendment to the 1993 Stock Option Plan to increase the number of Common and Class A Common shares issuable pursuant to the 1993 Stock Option Plan by 400,000 shares and 200,000 shares to 1,949,500 and 1,138,582 shares, respectively. As noted above, only 21,190 Common shares and 169,205 Class A Common shares currently remain eligible for grant under the 1993 Stock Option Plan. A copy of the entire text of HEICO's 1993 Stock Option Plan is attached to this Proxy Statement as Exhibit A. The summary, as set forth below, of the 1993 Stock Option Plan and principal provisions of the proposed amendment is qualified in its entirety by reference to the attached full text of the proposed revised 1993 Stock Option Plan.

     The purpose of increasing the number of shares available for issuance under the 1993 Stock Option Plan is to ensure that HEICO will continue to be able to grant options as incentives to those individuals upon whose efforts the Company relies for the continued success, development and growth of its business.

SUMMARY

     The 1993 Stock Option Plan is designed to comply with the SEC Rule 16b-3 exemption from the short-swing profit recovery provisions of Section 16(b) of the Exchange Act. For the full text of the 1993 Stock Option Plan, see Exhibit A to this Proxy Statement/Prospectus.

     The 1993 Stock Option Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") and for the issuance of non-qualified stock options (not intended to qualify under Section 422 of the Code). If any option granted under the 1993 Stock Option Plan expires or becomes unexercisable for any reason without having been exercised in full, the unissued shares of HEICO Common Stock or Class A Common Stock which are subject to such option generally become available for further grant under the 1993 Stock Option Plan.

     The 1993 Stock Option Plan is administered by a committee (the "Stock Option Committee") consisting of three members of the HEICO Board, each of whom is a non-employee director as defined in Rule 16b-3.

     Subject to the provisions of the 1993 Stock Option Plan, the Stock Option Committee has the authority, in its discretion, to, among other things: (i) grant options; (ii) determine the persons to whom, and the times at which options are granted and the number of shares of HEICO Common

Stock or Class A Common Stock into which each option is exercisable; (iii) determine the terms and provisions of each option granted; and (iv) interpret the 1993 Stock Option Plan and make all other determinations deemed necessary or advisable for its administration.

     The exercise price of options granted pursuant to the 1993 Stock Option Plan shall be determined by the Stock Option Committee; PROVIDED, HOWEVER, that in no event shall the option price of any incentive stock option be less than
(i) 100% or (ii) in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of HEICO, 110% of the fair market value of the shares underlying such option on the date such option is granted.

     The 1993 Stock Option Plan provides that no incentive stock option may be granted to an employee of HEICO or its subsidiaries if, as a result of such grant, the aggregate fair market value (determined at the time the option was granted) of the HEICO Common Stock or Class A Common Stock into which such option is exercisable for the first time by such employee during any calendar year (under all plans of HEICO and its subsidiaries) exceeds $100,000. The 1993 Stock Option Plan also limits the number of stock options which may be granted to any individual employee in any fiscal year to options covering not more than 100,000 shares.

     The term of each option is determined by the Stock Option Committee but shall never exceed ten years. In the event of an incentive stock option granted to an optionee owning more than 10% of the combined voting power of all classes of stock of HEICO, such options shall have a term not to exceed five years.

     Unless limited by the Stock Option Committee, the acceptable methods of payment of the exercise price of options under the 1993 Stock Option Plan include cash, check, promissory note, other shares of HEICO's Common Stock or Class A Common Stock (including shares acquired pursuant to a partial and simultaneous exercise of an option) or any combination thereof. The Stock Option Committee, in its discretion, may accept other forms of payment. The 1993 Stock Option Plan sets forth additional provisions with respect to the exercise of options by optionees upon the termination of their employment and upon their death.

     Subject to certain limitations, the number of shares of HEICO Common Stock or Class A Common Stock covered by each outstanding option granted under the 1993 Stock Option Plan, the number of shares of HEICO Common Stock or Class A Common Stock which are authorized for issuance but as to which no options have been granted (or which have been returned to the 1993 Stock Option Plan upon cancellation or expiration of any option) and the exercise price per share of outstanding options, are proportionately adjusted for any increase or decrease in number of issued shares of HEICO Common Stock or Class A Common Stock resulting from a stock split or stock dividend. Subject to certain limitations, in the event of a proposed dissolution, liquidation, merger or sale of all or substantially all of the assets of HEICO in which HEICO does not survive, outstanding options shall become immediately fully exercisable. Additionally, outstanding options shall generally become immediately fully exercisable upon a change of control of HEICO. The Stock Option Committee or Board may accelerate the exercise of such options in such a case to a date which is prior to such transaction.

     Subject to certain limitations set forth in the 1993 Stock Option Plan, the Stock Option Committee may amend the 1993 Stock Option Plan as it deems advisable, PROVIDED, HOWEVER, that the approval of the holders of a majority of the outstanding HEICO Common Stock and Class A Common Stock is necessary to amend the 1993 Stock Option Plan to increase the number of shares of HEICO Common Stock or Class A Common Stock subject to the 1993 Stock Option Plan, to change the eligibility requirements to participate in the 1993 Stock Option Plan or to materially increase the benefits accruing to participants under the 1993 Stock Option Plan.

     FEDERAL INCOME TAX CONSEQUENCES: INCENTIVE STOCK OPTIONS. Certain options granted under the 1993 Stock Option Plan are intended to qualify as incentive stock options within the meaning of

Section 422 of the Code. An employee to whom an incentive stock option is granted pursuant to the 1993 Stock Option Plan generally will not recognize any compensation income, and HEICO will not realize any compensation deduction, at the time the incentive stock option is granted or at the time the incentive stock option is exercised. In the year of exercise, however, the amount by which the fair market value of the HEICO Common Stock or Class A Common Stock exceeds the option price will be included in the employee's alternative minimum taxable income. Special alternative minimum tax rules apply if the employee does not meet the "ISO holding period requirements" discussed below.

     In order to obtain incentive stock option treatment for federal income tax purposes upon the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock or Class A Common Stock received upon exercise of the option, the sale (or other disposition) must not occur within two years from the date of the granting of the option nor within one year after the issuance of such shares upon exercise of the option (the "ISO holding period requirements"). If the ISO holding period requirements are satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock or Class A Common Stock received upon the exercise of such an option, the optionee generally will realize income equal to the difference, if any, between the proceeds realized from the sale (or other disposition) and the amount paid as the exercise price of the option. On the other hand, if the ISO holding period requirements are not satisfied on the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock or Class A Common Stock received upon the exercise of such option, the optionee generally will realize income taxable as compensation (and HEICO will realize a compensation deduction) in an amount equal to the lesser of (a) the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the option or (b) the difference, if any, between the proceeds realized from the sale or other disposition and the amount paid as the exercise price of such option. Any additional gain realized on such sale or disposition (in addition to the compensation income referred to above) would give rise to taxable income.

     The tax basis of the shares of HEICO Common Stock or Class A Common Stock received by the optionee upon exercise will be equal to the amount paid as the exercise price (plus the amount, if any, includable in his or her gross income as compensation income, as referred to in the immediately preceding paragraph). The holding period for such shares will commence on the date of exercise.

     FEDERAL INCOME TAX CONSEQUENCES: NON-QUALIFIED OPTIONS. Certain options granted under the 1993 Stock Option Plan are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. An individual to whom a non-qualified option is granted pursuant to the 1993 Stock Option Plan generally will not recognize any compensation income, and HEICO will not realize any compensation deduction, at the time the non-qualified option is granted. In the year of exercise, however, the optionee generally will realize income taxable as compensation (and HEICO will realize a compensation deduction) in an amount equal to the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the non-qualified option.

     The tax basis of the shares of HEICO Common Stock or Class A Common Stock received by the optionee upon exercise of a non-qualified option will be equal to the amount paid as the exercise price plus the amount, if any, includable in his or her gross income as compensation income. The holding period for such shares will commence on the date of exercise. On the subsequent sale (or other disposition) by the optionee of the shares of HEICO Common Stock or Class A Common Stock received upon the exercise of a non-qualified option, any gain realized on such sale or disposition would give rise to taxable income.

OPTIONS GRANTED UNDER THE PLAN

     As of January 31, 1999, options to purchase 2,616,934 shares of Common Stock and 1,415,170 shares of Class A Common Stock were outstanding at an average exercise price of $7.19 and $7.13 per share, respectively, under all stock option plans including options to purchase 1,429,115 shares of Common Stock and 742,127 shares of Class A Common Stock at an average exercise price of $10.74 and $10.74 per share, respectively, under the 1993 Stock Option Plan. As of January 31, 1999, 49,199 shares of Common Stock and 173,210 shares of Class A Common Stock remained eligible for grant under all stock option plans represented by 21,190 shares of Common Stock and 169,205 shares of Class A Common Stock available under the 1993 Stock Option Plan and 28,009 of Common Stock and 4,005 shares of Class A Common Stock available under the Company's NQSO Plan. The last reported sales price of the Common Stock and Class A Common Stock on the New York Stock Exchange composite tape as of January 29, 1999, to which the Company's Common Stock and Class A Common Stock were transferred effective on such date, was $27.125 and $22.75, respectively.

     The table below indicates, as of January 31, 1999, the aggregate number of options granted under all stock option plans since their inception to the persons and groups indicated, and the number of outstanding options held by such persons and groups as of such date.

                                                                     OPTIONS GRANTED(1)(2)
                                                                 -------------------------------
                                                                               CLASS A
NAME OF                                                          COMMON        COMMON
INDIVIDUAL OR GROUP              POSITION                         STOCK       STOCK(5)     TOTAL
-------------------              --------                        ------       --------     -----
Laurans A. Mendelson             Chairman of the Board,          765,105      407,554    1,172,659
                                  President and Chief
                                  Executive Officer

Thomas S. Irwin                  Executive Vice President        277,749      149,963      427,712
                                  and Chief Financial
                                  Officer

Eric A. Mendelson(3)             Director and Vice               367,293      133,647      500,940
                                  President of HEICO
                                  Corporation; President
                                  of HEICO Aerospace
                                  Holdings Corp.

Victor H. Mendelson(3)           Vice President and              367,295      133,648      500,943
                                  General Counsel of
                                  HEICO Corporation;
                                  President of HEICO
                                  Aviation Products Corp.

James L. Reum                    Executive Vice President        108,225       79,114      187,339
                                  and Chief Operating
                                  Officer of HEICO
                                  Aerospace Holdings Corp.

Jacob T. Carwile                 Director                        123,538(4)    61,770      185,308

Paul F. Manieri(6)               Director                        123,538(4)    61,770      185,308

Alan Schriesheim                 Director                        123,538(4)    61,770      185,308

All current executive officers                                 1,885,667      903,926    2,789,593

All current directors who are                                    370,614      185,310      555,924
 not executive officers

All current employees, other                                   1,101,824      372,603    1,474,427
 than executive officers

                                               OPTIONS
                                            OUTSTANDING(1)
                                    ------------------------------
                                                CLASS A
NAME OF                             COMMON      COMMON
INDIVIDUAL OR GROUP                  STOCK     STOCK(5)      TOTAL
-------------------                 ------     --------      -----
Laurans A. Mendelson                765,105    407,554    1,172,659

Thomas S. Irwin                     160,497    137,610      298,107

Eric A. Mendelson(3)                367,293    133,647      500,940

Victor H. Mendelson(3)              367,295    133,648      500,943

James L. Reum                       108,225     79,114      187,339

Jacob T. Carwile                    123,538     61,770      185,308

Paul F. Manieri(6)                       --     61,770       61,770

Alan Schriesheim                    111,182     55,592      166,774

All current executive officers    1,768,415    891,573    2,659,988

All current directors who are       234,720    179,132      413,852
 not executive officers

All current employees, other        666,459    344,165    1,010,624
 than executive officers

----------------
No other persons have received 5% or more of the total options granted.
(1) After adjustment for stock dividends and stock splits.
(2) Excludes options canceled subsequent to grant.
(3) Eric A. Mendelson and Victor H. Mendelson are sons of Laurans A. Mendelson.
(4) Options were granted to named Director prior to 1990.
(5) Includes "adjustment for shares" as defined in the respective Plan agreements relating to the distribution of one share of Class A Common Stock for each two shares of Common Stock made on April 23, 1998.
(6) Mr. Manieri is not standing for reelection.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board believes that the 1993 Stock Option Plan has provided significant value to HEICO by facilitating the attraction and retention of outstanding personnel for management and other positions with the Company. Industry surveys and the Company's experience within the aerospace industry show stock options are widely used in attracting, retaining and motivating key personnel. Further, the Board believes that stock options align the interest of shareholders and the Company's management because such stock options are typically granted at no less than the fair market value of the HEICO Common Stock or Class A Common Stock at the date of grant and therefore the holders do not receive any income or other benefit from their options unless all shareholders gain from an increase in the Company's stock price. The Board believes that it continues to be in the best interest of the Company to be able to grant options as incentives to those individuals upon whose efforts HEICO relies for the continued success and development of its business. HEICO believes that shareholders have been rewarded by the Company's stock option policies, as evidenced by HEICO's Common Stock share price increases of 54% in fiscal 1998; 134% in fiscal 1997; 62% in fiscal 1996; 112% in fiscal 1995; and the 50%, 92%, 267%, 46% and 88% increases in the Company's earnings in fiscal 1998, 1997, 1996, 1995 and 1994, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THE PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN.

                             SELECTION OF AUDITORS

     The Board has not yet selected an independent public accounting firm to serve as the Company's auditors for fiscal 1999. The Board is expected to decide on this matter shortly after the 1998 annual meeting.

     Representatives of Deloitte & Touche LLP, the Company's auditors since fiscal 1990, are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and will be available to answer questions that may be asked by shareholders.

                           PROPOSALS OF SHAREHOLDERS

     If any shareholder of the Company wishes to present a proposal for action at the Company's annual meeting of shareholders presently scheduled for March 21, 2000, notice of such presentation must be received by the Company at its principal executive office, 3000 Taft Street, Hollywood, Florida 33021, on or before October 31, 1999.

                           GENERAL AND OTHER MATTERS

     Neither HEICO nor the members of its Board intend to bring before the meeting any matters other than those referred to in the accompanying Notice of Meeting. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the meeting, the persons whose names appear in the enclosed form of proxy intend to vote the proxy in accordance with their judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                            LAURANS A. MENDELSON
                                                CHAIRMAN OF THE BOARD, PRESIDENT
                                                     AND CHIEF EXECUTIVE OFFICER

                                    EXHIBIT A

                               HEICO CORPORATION
                            1993 STOCK OPTION PLAN

     1. PURPOSE. The purpose of this Plan is to advance the interests of HEICO Corporation, a Florida corporation (the "Company"), and its Subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who provide management and other services and upon whose efforts and judgement the success of the Company and Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     2. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

      (a) "Board" shall mean the Board of Directors of the Company.

      (b) "Committee" shall mean the stock option committee appointed by the Board pursuant to Section 12 hereof, or if not appointed, the Board.

      (c) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

      (d) "Director" shall mean a member of the Board.

      (e) "Disinterested Person" shall mean a Director who, during one year prior to the time he serves on the Committee and during such service, has not received Shares, options for Shares or any rights with respect to Shares under this Plan or any other employee and/or Director benefit plan of the Company or any of its affiliates except pursuant to an election to receive annual director's fees in securities of the Company.

      (f) "Employee" and "employment" shall, except where the context otherwise requires, mean or refer to a Director and his Directorship as well as to a regular employee and his employment.

      (g) "Fair Market Value" of a Share on any date of reference shall mean the Closing Price of the Common Stock on such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the Closing Price of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, or (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing bid and asked quotations for Common Stock as reported by the National Quotation Bureau,Incorporated, if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least 5 of the 10 preceding business days.

      (h) "Grantee" shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of death of such person or transfer of such option as may be allowed under this Plan.

      (i) "Incentive Stock Option" means an option to purchase Shares of Common Stock which is intended to qualify as an incentive stock option as defined in
Section 422 of the Internal Revenue Code.

      (j) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (k) "Key Employee" means any person, including officers and Directors, in the regular full-time employment of the Company or any Subsidiary who, in the opinion of the Committee, is or is expected to be responsible for the management, growth or protection of some part or all of the business of the Company or a Subsidiary.

      (l) "Non-qualified Stock Option" means an option to purchase Shares of Common Stock which is not intended to qualify as an Incentive Stock Option.

      (m) "Option" (when capitalized) shall mean any option granted under this Plan.

      (n) "Plan" shall mean this 1993 Stock Option Plan for HEICO Corporation.

      (o) "Share(s)" shall mean a share or shares of the Common Stock and Class A Common Stock.

      (p) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations, beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing ten (10) percent or more of any class of any equity security in one of the other corporations in such chain and has the right to direct the management of the other corporation.

     3. SHARES AND OPTIONS. The Company may grant to Grantees from time to time Options to purchase an aggregate of up to 1,949,500 shares of Common Stock and 1,138,582 shares of Class A Common Stock from Shares held in the Company's treasury or from authorized and unissued Shares. Of this amount, all or any may be optioned as Incentive Stock Options, as Non-qualified Stock Options, or any combination thereof. If any Option granted under this Plan shall terminate, expire, or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares.

     4. CONDITIONS FOR GRANT OF OPTIONS.

      (a) Each Option shall be evidenced by an Option Agreement,which Option Agreement may be altered consistent with this Plan and with the approval of both the Committee and the Grantee, that may contain terms deemed necessary or desirable by the Committee, including, but not limited to, a requirement that the Grantee agree that, for a specified period after termination of his employment, he will not enter into any employment with, or participate directly or indirectly in, any entity which is directly or indirectly competitive with the Company or any of its Subsidiaries, provided such terms are not inconsistent with this Plan or any applicable law. Grantees shall be selected by the Committee in its discretion and shall be employees and Directors who are not employees; provided, however, that Directors who are not employees shall not be eligible to receive Incentive Stock Options. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

      (b) In granting Options, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation,
(i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both,or (iii) relating an Option to the continued employment of the Grantee for a specified period of time, provided that such terms and conditions are not more favorable to the Grantee than those expressly permitted herein.

      (c) The Options granted to Grantees under this Plan shall be in addition to regular salaries, Director's fees, pension, life insurance or other benefits related to their employment or Directorships with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or Directorship or continuation of employment or Directorship by the Company or any of its Subsidiaries.

      (d) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

      (e) During each fiscal year of the Company, no Employee may be granted Option(s) to purchase more than 100,000 Shares.

      (f) No employee may be granted any Incentive Stock Option pursuant to this plan to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Shares with respect to which Incentive Stock Options granted to the employee under the terms of this Plan or its predecessor after December 31, 1986 are exercisable for the first time by the employee during any calendar year exceeds $100,000.

      (g) Option agreements with respect to Incentive Stock Options shall contain such terms and conditions as may be required under Section 422 of the Internal Revenue Code, as such section may be amended from time to time.

     5. OPTION PRICE. The option price per share of any Option shall be the price determined by the Committee; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than (i) 100% or (ii) in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, 110%, of the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

     6. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Grantee's payment to the Company of the amount, if any, that is necessary to withhold in accordance with applicable Federal or State tax withholding requirements. Unless further limited by the Committee in any Option Agreement, the option price of any Shares shall be paid in cash, by certified check or official bank check, by money order, by the Grantee's promissory note, with Shares (including Shares acquired pursuant to a partial and simultaneous exercise of the Option) or by a combination of the above; provided further, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the business day immediately preceding the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to a Grantee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Grantee attributable to such exercise. If the exercise price is paid in whole or in part with the Grantee's promissory note, such note shall, unless specified by the Committee at the time of grant or any time thereafter, (w) provide for full recourse to the maker, (x) be collateralized by the pledge of the Shares that the Grantee purchases upon exercise of the Option, (y) bear interest at the prime rate of the Company's principal lender and (z) contain such other terms as the Committee in its sole discretion shall reasonably require. No Grantee or permitted transferee(s) thereof shall be deemed to be a holder of any Shares subject to an Option unless and until exercise has been completed pursuant to clauses (i-iii) above. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of exercise, except as expressly provided in Section 9 hereof.

     7. EXERCISEABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in the corresponding Option agreement, except as otherwise provided in this
Section 7.

      (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Incentive Stock Option be exercisable after the expiration of (i) ten (10) years from the date of grant of the Option or (ii) in the case of an individual who owns stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company, five years from the date of the grant of the Option.

      (b) Except to the extent otherwise provided in any Option agreement, each outstanding Option shall become immediately fully exercisable

     (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), except the Mendelson Reporting Group, as that group is defined in an Amendment to a Schedule 13D filed on February 26, 1992 or any subsequent amendment to the aforementioned 13D, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Corporation's then outstanding securities;

     (ii) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the Board in existence immediately preceding the two year period shall have nominated the new Directors whose Directorships have create the altered Board composition; or

     (iii) if the stockholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned) provided, however, that a merger or reorganization pursuant to which the Company merges with a Subsidiary which is owned principally by the Company's pre-merger or reorganization shareholders and which becomes publicly traded within five
   (5) business days thereafter shall not trigger immediate exercisability under this Section 7; or

     (iv) if the stockholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company (unless such approved plan is subsequently abandoned).

      (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised.

     8. TERMINATION OF OPTION PERIOD.

      (a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

     (i) one week after the date on which the Grantee's employment is terminated for any reason other than by reason of (A) cause (which, for purposes of this Plan, shall mean the termination of the Grantee's employment by reason of the Grantee's willful misconduct or gross negligence), (B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death; provided, however, that the one week period may be extended by the Committee to up to three (3) months with respect to Incentive Stock Options and up to thirty six (36) months in the case of Non-qualified Stock Options;

     (ii) immediately upon termination of the Grantee's employment for cause, provided, however, that the Committee may extend the period to up to three
   (3) months with respect to Incentive Stock Options and up to thirty six
   (36) months in the case of Non-qualified Stock Options;

     (iii) six months after the date on which the Grantee's employment is terminated by reason of mental or physical disability as determined by a medical doctor satisfactory to the Committee, provided, however, that the Committee may extend the period to up to thirty six (36) months in respect to Non-qualified Stock Options;

     (iv) (A) twelve months after the date of termination of the Grantee's employment by reason of death of the Grantee, or (B) three months after the date on which the Grantee shall die if such death shall occur during the six (6) month period specified in Subsection 8(a)(iii) hereof, provided, however, that the Committee may extend the period to up to thirty six (36) months in respect to Non-qualified Stock Options.

      (b) The Committee in its sole discretion may by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 7(b)(iii) or (iv) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after stockholder approval of such corporate transaction.

     9. ADJUSTMENT OF SHARES.

      (a) If, at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

     (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan (including, but not limited to, shares permitted to be granted to any one individual employee), so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

     (ii) appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate option price.

      (b) Subject to the specific terms of any Option agreement, the Committee may change the terms of Options outstanding under this Plan with respect to the option price or the number of Shares subject reason of a corporate transaction described in Subsections 7(b)(iii) or (iv) hereof.

      (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or option price of Shares then subject to outstanding Options granted under this Plan.

      (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company;

(iii) any issuance by the Company of debt securities or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     10. TRANSFERABILITY OF OPTIONS. Each Option agreement shall provide that the Option shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution or, in the case of Non-qualified Stock Options, pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the Committee may waive the foregoing transferability restriction with respect to Non-qualified Stock Options on a case-by-case basis.

     11. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such arrangement or undertakings, if any, as the Committee may deem necessary or advisable to ensure compliance with any applicable federal or state securities law or regulation, including, but not limited to, the following:

     (i) a representation and warranty by the Grantee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

     (ii) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     12. ADMINISTRATION OF THE PLAN.

      (a) The Plan shall be administered by a stock option committee (herein called the "Committee") consisting of not less than two (2) Directors, all of whom shall be Disinterested Persons; provided, however, that if no Committee is appointed, the Board may administer the Plan provided that all members of the Board at the time are Disinterested Persons. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment of the Board.

      (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes f the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

      (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the unanimous written approval of the members of the Committee.

     13. INTREPRETATION.

      (a) If any provision of the Plan should be held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

      (b) This Plan shall be governed by the laws of the State of Florida

      (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

      (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     14. AMENDMENT AND DISCONTINUATION OF THE PLAN. The Committee may from time to time amend the Plan or any Option consistent with the Plan; provided, however, that (except to the extent provided in Section 9) no such amendment may, without approval by the stockholders of the Company, (a) increase the number of Shares reserved for Options, (b) change the requirements for eligibility to receive Options, or (c) materially increase the benefits accruing to the participants under the Plan; and provided, further, that (except to the extent provided in Section 8) no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Grantee without the consent of such Grantee.

     15. EFFECTIVE DATE AND TERMINATION DATE. The effective date of this Plan shall be March 17, 1993 provided that the Plan is approved by the Company's Stockholder(s), and the Plan shall terminate on the tenth (10th) anniversary of the effective date. After such termination date, no Options may be granted hereunder; provided, however, that Options outstanding at such date may be exercised pursuant to their terms.

Dated as of the 16th
day of March, 1999.

                                        HEICO CORPORATION


                                        By: /s/ Laurans A. Mendelson
                                           -------------------------
                                           Laurans A. Mendelson
                                           Chairman, President and
                                           Chief Executive Officer

                                HEICO CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS, MARCH 16, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at The Sheraton Fort Lauderdale Airport Hotel, 1825 Griffin Road, Dania, Florida at 10:00 a.m. on March 16, 1999 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

              1.            ELECTION OF DIRECTORS

                            NOMINEES: Jacob T. Carwile, Samuel L. Higginbottom, Laurans A. Mendelson, Eric A. Mendelson, Victor H. Mendelson, Albert Morrison, Jr., Dr. Alan Schriesheim, Guy C. Shafer

                            [ ] FOR all nominees listed
                            [ ] WITHHOLD AUTHORITY to vote for all nominees
                                listed above

              INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

              2.            APPROVAL OF AMENDMENT TO THE 1993 STOCK OPTION PLAN

                            FOR                AGAINST            ABSTAIN
                           [    ]               [    ]              [    ]

              3. In their discretion, upon such other matters which may properly come before the meeting or any adjournments.

                           (CONTINUED FROM OTHER SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND FOR THE PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

                            Dated :_________________________, 1999

                            _______________________________________
                            Signature of Shareholder

                            _______________________________________
                            Signature of Shareholder

                                            (Please sign exactly as name appears
                                            hereon. If Executor, Trustee, etc.,
                                            give full title. If stock is held in
                                            the name of more than one person,
                                            each should sign.)